Exhibit 10.1

Description of the Bonus Plan for the Chief Executive Officer

Annual incentive pay in the form of a cash bonus is paid to the Chief Executive Officer of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) in accordance with the quantitative and qualitative terms of the bonus plan for the Chief Executive Officer.

Annually, during its first quarter meeting, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors establishes a target tied to Cullen/Frost’s net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost.

After the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount for the Chief Executive Officer. Traditionally, the Committee has not paid a bonus at the full target amount, but rather at an amount less than the Chief Executive Officer’s base salary. The Committee has approved the following qualitative measures for use in exercising downward discretion and determining the bonus payment amount:

Performance Measure	Description

Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy – based on the corporate culture – that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development	Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board of Directors must ratify the bonus payment amount determined by the Committee for the Chief Executive Officer.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic and interest rate environments are considered as well as analyst expectations. The budget must be ratified by the Board of Directors.